                                                                    EXHIBIT 10.1


                           LOAN MODIFICATION AGREEMENT
                                 BY AND BETWEEN
                                 AMEDISYS, INC.
                                       AND
                       COLUMBIA/HCA HEALTHCARE CORPORATION


         This LOAN MODIFICATION AGREEMENT (this "Agreement") is effective as of September 30, 1999 by and between AMEDISYS, INC., a Delaware corporation ("Borrower"), and COLUMBIA/HCA HEALTHCARE CORPORATION, a Delaware corporation ("Lender").

                              W I T N E S S E T H:

         WHEREAS, Borrower and Lender are parties to that certain Asset Purchase Agreement dated November 2, 1998 (the "Asset Purchase Agreement"), pursuant to which Borrower purchased certain assets of certain affiliates of Lender;

         WHEREAS, Borrower and Lender are parties to that certain Credit Agreement dated November 16, 1998 (the "Credit Agreement"), pursuant to which Lender agreed to accept a promissory note as payment of a portion of the purchase price under the Asset Purchase Agreement;

         WHEREAS, pursuant to that certain Note dated December 1, 1998 (the "Note"), Borrower promised to pay to the order of Lender the principal sum of Fourteen Million Five Thousand Nine Hundred Eighty-Three and 27/100 Dollars, plus interest, on the dates, at the rates per annum, and in the amounts provided in the Credit Agreement;

         WHEREAS, pursuant to that certain Consent and Waiver Agreement entered into by Borrower and Lender on August 26, 1999, Lender consented to the sale of certain assets of certain subsidiaries of Borrower and granted Borrower a limited waiver of certain provisions of the Credit Agreement that were applicable to such proposed sales; and

         WHEREAS, Borrower is willing to agree to repay to Lender certain payments that were misdirected to Borrower and to grant Lender a full and complete release of claims Borrower may have under the Asset Purchase Agreement or the transactions or documents contemplated therein or related thereto, as more fully described in this Agreement, and Lender is willing to agree to amend certain provisions of the Credit Agreement.

         NOW, THEREFORE, for and in consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, the parties agree as follows:

         I. DEFINED TERMS. Unless otherwise defined herein, all terms used herein that are defined in the Credit Agreement shall have the same meaning herein as therein defined.

         II. COVENANTS OF BORROWER.

         2.1 REPAYMENT OF MISDIRECTED FUNDS. Borrower acknowledges that, since the closing of the transaction described in the Asset Purchase Agreement, funds which were due and payable to Lender, have been misdirected and paid to Borrower. The current balance of such funds is $4,700,000.00 (the "Misdirected Funds"). As of the effective date hereof, Borrower shall deliver to Lender a promissory note, substantially in the form attached hereto as Exhibit A, pursuant to which Borrower shall repay all the Misdirected Funds that remain due and payable to Lender. Any unpaid balance under such note shall be due and payable to Lender on the earlier of: (i) three (3) business days after Borrower's receipt of payment from the Medicare program in an amount equal to the Misdirected Funds, or (ii) March 31, 2000.

         2.2 DELIVERY OF STOCK CERTIFICATES. Borrower acknowledges that certain stock certificates that were pledged to Lender to secure payment of the Note have not been delivered to Lender, and Borrower agrees to deliver possession of such certificates to Lender at the time of execution of this Agreement.

         2.3 COMPLETE AND GENERAL RELEASE. In consideration of Lender's agreement to amend the Credit Agreement as set forth in this Agreement, Borrower hereby presently, generally, fully, finally, and forever, releases, acquits, and discharges Lender and its affiliates from any and all theories of recovery of whatsoever nature, whether known or now unknown, or recognized by the law of any jurisdiction, including, but not limited to, actions, causes of action, demands, liabilities, suits, and judgments, whether arising in equity or under the common law or any contract or any statute, and from any and all elements of relief or recovery of whatsoever nature, whether known or now unknown, recognized by the law of any jurisdiction, including, but not limited to, actual damages of every description, such as economic loss, any other item of loss or injury, statutory or any other type of damages whatsoever, attorney's fees, prejudgment or post judgment or other interest, equitable relief, and lost income, directly or indirectly arising from or in connection with the Asset Purchase Agreement and the transactions and agreements contemplated therein or related thereto, including, but not limited to, claims arising from representations and warranties in the Asset Purchase Agreement and claims relating to the Allocation of Purchase Price or the Final Purchase Price Adjustment. Notwithstanding the foregoing, this release does not apply to (i) any action, cause of action, demand, liability, suit or judgment brought by a third party against Borrower that is based in whole or in part upon the acts or omissions of Lender or its affiliates, or (ii) any claim that Borrower may have against Lender for breach of Section 2.10 or 12.7(d) of the Asset Purchase Agreement.

         2.4 Acknowledgment of Default. The parties hereby acknowledge that as of the date of this Agreement, certain accounts payable of Borrower are greater than 90 days past the invoice or billing date and are not being contested by Borrower ("Execution Date AP Delinquency"). Consequently, Borrower is not in compliance with the terms of Section 8.01(b) of the Credit Agreement and Borrower's noncompliance with such terms constitutes an Event of Default as set forth in Section 9.01(c) of the Credit Agreement. Lender hereby agrees to waive such Event of

Default based on the Execution Date AP Delinquency and Lender shall not exercise the remedies available to it as a result of such Event of Default based on the Execution Date AP Delinquency under the provisions of Section 9.02 of the Credit Agreement. Lender's acknowledgment of default and agreement not to exercise certain remedies is limited specifically to the nature and scope described herein. Nothing contained herein shall constitute a waiver or release of any other rights or remedies available to Lender.

         III. AMENDMENTS TO THE CREDIT AGREEMENT.

         3.1 Section 1.02 of the Credit Agreement is hereby amended as follows:
(x) by deleting the definition of the term "Final Maturity Date" and replacing such definition with the following: "shall mean the earlier to occur of (i) July 31, 2004, and (ii) the date that the Note is mandatorily prepayable in full pursuant to Section 3.03(b)"; (y) by deleting the definition of the term "Loan" and replacing such definition with the following: "shall mean the loan made by Lender as provided for in Section 2.01 and any subsequent loan made by Lender to Borrower."; and (z) by deleting the words "the Closing Date" in the third and fourth lines of the definition of "Material Adverse Effect" and replacing such words with "June 30, 1999".

         3.2 Section 3.01(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following provision:

             (c) Interest Accrual. From the date the Loan is made through January 31, 2001, the Loan shall accrue daily interest at the rate provided in Section 3.01(a) of this Agreement, which shall compound and, without further action or documentation, be added to the principal of the Note and be due and payable quarterly on each January 31, April 30, July 31, and October 31. Commencing on February 1, 2001, interest shall accrue daily on the unpaid principal of the Loan, as increased pursuant to the preceding sentence, up to and including the Final Maturity Date. As more fully described in Section 3.02 of this Agreement, payments of interest shall commence April 30, 2001.

         3.3 Section 3.02 of the Credit Agreement is hereby deleted in its entirety and replaced with the following provision:

             Section 3.02 Repayment of Loan. Borrower shall make quarterly payments of principal as set forth below, together with accrued interest, on each January 31, April 30, July 31 and October 31, commencing April 30, 2001, and continuing until the Final Maturity Date when all unpaid principal and accrued interest shall be due in a single payment. The quarterly payments of principal shall be in the following amounts:

                  Date                                       Amount
             April 30, 2001                               $   700,000
             July 31, 2001                                    710,000
             October 31,2001                                  730,000
             January 31, 2002                                 740,000
             April 30, 2002                                   760,000
             July 31, 2002                                    780,000
             October 31, 2002                                 790,000
             January 31, 2003                                 810,000
             April 30, 2003                                   830,000
             July 31, 2003                                    850,000
             October 31, 2003                                 860,000
             January 31, 2004                                 880,000
             April 30, 2004                                   900,000
             July 31, 2004                                all principal remaining unpaid.

         3.4 Section 3.03(b) of the Credit Agreement is hereby amended by numbering the text of the existing subsection as 3.03(b)(i) and adding the following as subsection 3.03(b)(ii);

             (ii) Within thirty (30) days after the end of each fiscal year which ends after October 1, 1999, and prior to July 30, 2004, Borrower shall calculate "Excess Cash Flow" in accordance with Schedule 8.01 of this Agreement and shall, within forty-five (45) days after the end of such fiscal year, pay Fifty Percent (50%) of the amount of the Excess Cash Flow so calculated to Lender as payment on the Note, to be applied to the principal in inverse order of maturity. If, however, the Excess Cash Flow for any fiscal year exceeds $10,000,000, then Borrower shall pay Eighty Percent (80%) of the amount by which it exceeds $10,000,000 to Lender as such a prepayment.

         3.5 Section 8.01 (c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following provision:

             (c) Debt to finance working capital of the Agencies or to refinance the existing National Century Financial Enterprises accounts receivable financing, provided that such debt is secured solely by the accounts receivable of the Agencies, and there is no further recourse to Borrower or any of its Subsidiaries (either direct or indirect by virtue of any guarantee, general partnership participation, or any commitment which constitutes Debt), that the term of such debt exceeds the term of the Indebtedness, and that the terms, covenants and conditions of such debt shall not place the Borrower or its Subsidiaries in violation of any term or covenant contained herein;

         3.6 Section 8.01(d) of the Credit Agreement is hereby deleted in its entirety and replaced with the following provision:

             (d) Debt, in an aggregate amount of not more than $500,000, to complete capital expenditures, including capital leases, permitted by
         Section 8.03(f) hereof;

         3.7 Section 8.01(e) of the Credit Agreement is hereby amended by replacing the "." at the end of such Section with a ";".

         3.8 The following provisions are hereby added to the Credit Agreement as Sections 8.01(f) and 8.01(g):

             (f) Debt, which is issued prior to January 1, 2001, so long as (i) such Debt is unsecured, is fully subordinated to the Indebtedness, and requires no principal payments prior to the repayment in full of the Indebtedness; and (ii) the proceeds of such Debt are used solely for
         (x) operating and working capital needs or (y) acquisitions of other businesses or business opportunities or capital expenditures permitted by Section 8.03(g) of this Agreement; and

             (g) Debt, which is issued on or after January 1, 2001, so long as
         (i) such Debt is unsecured, is fully subordinated to the Indebtedness, and requires no principal payments prior to the repayment in full of the Indebtedness; and (ii) the proceeds of such Debt are used solely for repayment of the Indebtedness.

         3.9 Section 8.03(e) is hereby amended by replacing the "." at the end of such Section with a ";".

         3.10 Section 8.03(f) is hereby deleted in its entirety and replaced with the following provision:

             (f) capital expenditures, including capital leases, for routine replacement of equipment in an aggregate amount not to exceed $500,000; and

         3.11 Section 8.03(g) is hereby deleted in its entirety and the following provisions are hereby added as Sections 8.03(g) and 8.03(h):

             (g) capital expenditures or the acquisition of other businesses and business opportunities after October 1, 1999, and prior to April 1, 2001, in an aggregate maximum amount of $5,000,000.00, but in any fiscal year not more than the "Cash Available for Acquisitions" as calculated by the method shown in the example set forth on Schedule
         8.03 attached hereto; and

             (h) capital expenditures or the acquisition of other businesses or business opportunities after March 31, 2001, in an aggregate amount not to exceed the aggregate Excess Cash Flow calculated in accordance with
         Schedule 8.01 to this Agreement, less amounts required to be prepaid on the Note pursuant to Section

         3.03(b)(ii) of this Agreement, which expenditure or acquisition may be made only after the payments required by Section 3.03(b)(ii) are made.

         IV. MISCELLANEOUS.

         4.1 EFFECT OF THIS AGREEMENT. Except as expressly stated herein, (a) the Credit Agreement, the Note, and the Asset Purchase Agreement are and shall be unchanged and remain in full force and effect, and (b) this Agreement shall not constitute a waiver of any Default or Events of Default or a waiver of the right of Lender to insist upon compliance with any term, covenant, condition, or provision of the Credit Agreement (as amended hereby), the Note, or the Asset Purchase Agreement. Except as specifically stated herein, the execution and delivery of this Agreement shall in no way release, diminish, impair, reduce or otherwise affect the respective obligations and liabilities of the parties under the Credit Agreement, the Note, or the Asset Purchase Agreement, all of which shall continue in full force and effect.

         4.2 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original document and all of which shall constitute one instrument.

         4.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in multiple originals, effective as of the date and year first above written.


BORROWER:                          AMEDISYS, INC.

                                    /s/ WILLIAM F. BORNE
                                   ---------------------------------------------
                                   William F. Borne, Chief Executive Officer


                                   Date: November 15, 1999
                                        ----------------------------------------


LENDER:                            COLUMBIA/HCA HEALTHCARE CORPORATION


                                   By: /s/ GREGG GERKEN
                                      ------------------------------------------
                                   Name:   Gregg Gerken
                                        ----------------------------------------
                                   Title:  Vice President
                                         ---------------------------------------


                                   Date: November 15, 1999
                                        ----------------------------------------

                                                                       EXHIBIT A



                                      NOTE


$4,700,000.00                                                  November 12, 1999


         FOR VALUE RECEIVED, AMEDISYS, INC., a Delaware corporation (the "Borrower") hereby promises to pay to the order of COLUMBIA/HCA HEALTHCARE CORPORATION (the "Lender"), the principal sum of Four Million Seven Hundred Thousand Dollars ($4,700,000.00) in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Loan Modification Agreement dated November 12, 1999, between the Borrower and Lender ("Loan Modification Agreement").

         This Note is the Note referred to in the Loan Modification Agreement and evidences the Loan made by the Lender thereunder and under the Credit Agreement dated November 16, 1998, between the Borrower and Lender ("Credit Agreement"). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

         This Note is issued pursuant to the Loan Modification Agreement and is entitled to the benefits provided for therein and in the Credit Agreement. This note is subject to the terms and conditions specified in the Credit Agreement.

         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.


                                            AMEDISYS, INC.


                                            /s/ WILLIAM F. BORNE
                                            -----------------------------
                                            William F. Borne
                                            Chief Executive Officer

SCHEDULE 8.01
Calculation of Excess Cash Flow

Net Income

Plus non-cash amortization of goodwill
Plus loss on sale or disposition of assets
Less non-cash amortization of deferred revenue
Less mandatory repayments of principal
Less gain on sale or disposition of assets

Equals: Excess Cash Flow

Note: All amounts to be calculated in accordance with Generally Accepted Accounting Principals

SCHEDULE 8.03
Capital Expenditure Limitation of Section 8.03(g)

1) Acquisitions or capital expenditures shall be permitted up to $5,000,000 through March 31, 2001, subject to meeting two tests: A) Current Ratio Test, and B) Minimum Cash Test

A) Current Ratio Test: Subject to the provisions of 8.03 (f), no acquisitions shall be made unless the last quarter's current ratio and the pro-forma current ratio to reflect the acquisition is greater than 1.0. Current Ratio shall be defined as Current Assets less Current Liabilities as determined in accordance with Generally Accepted Accounting Principals.

B) Minimum Cash Test: Borrower shall measure quarterly its level of cash and cash equivalents (as determined in accordance with Generally Accepted Accounting Principals ("Cash). The Minimum Cash Test shall measure Cash, less a) $5,000,000 minus b) the cumulative amount of capital expenditures and acquisitions made pursuant to section 8.03(g), with the result of such calculation being "Available Operating Cash." To the extent that Available Operating Cash for the most recent quarter ended and proforma for a proposed acquisition or capital expenditure is greater than the Cash Threshold set forth for such quarter below, then Amedisys shall be permitted to make such acquisition or capital expenditure (subject to the $5,000,000 aggregate limitation).

Cash Threshold Amounts:
For the quarter ended ->                12/31/99   3/31/00   6/30/00   9/30/00   12/31/00   3/31/01
                                        --------   -------   -------   -------   --------   -------
The Cash Threshold Amount shall be ->     21,350    19,050    16,750    14,450     12,150    12,150

Example:

                                        12/31/99   3/31/00   6/30/00   9/30/00   12/31/00    Total
                                        --------   -------   -------   -------   --------   -------
Cash at beginning of quarter                  na    23,850    20,273    18,273     16,773
Acquisitions during quarter                   na    (1,000)   (1,000)   (1,000)    (2,000)   (5,000)
Other changes in cash (hypothetical
  operating losses)                           na    (2,577)   (1,000)     (500)      (500)   (4,577)
                                        --------   -------   -------   -------   --------
Ending Cash                               28,850    20,273    18,273    16,773     14,273

  Calculation of Minimum Cash Test for
    this Example:

                                        12/31/99   3/31/00   6/30/00   9/30/00   12/31/00   3/31/01
                                        --------   -------   -------   -------   --------   -------
Cash (A)                                  23,850    20,273    18,273    16,773    14,273
Less Unused Acquisition Basket            (5,000)   (4,000)   (3,000)   (2,000)     --
                                        --------   -------   -------   -------   -------
Available Operating Cash (B)              18,850    16,273    15,273    14,773    14,273

CASH THRESHOLD (C) (DEFINED NUMBER)       21,350    19,050    16,750    14,450    12,150     12,150

Difference between Cash and Cash
  Threshold (A) - (C)                      2,500     1,223     1,523     2,323     2,123

* Availability for Acquisitions ->         2,500     1,223     1,523     2,000      --

* Explanation of Availability for Acquisitions

a) If B > C, then acquisitions up to the Unused Acquisition Basket may be made

b) If B < C, then acquisitions up to the Difference between Cash and the Cash Threshold may be made